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                                EXPLANATORY NOTE

Computer Associates International, Inc., a Delaware corporation ("Computer Associates"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on July 3, 2001 in connection with the solicitation of proxies for electing the board of directors of Computer Associates at the 2001 annual meeting of Computer Associates' stockholders.


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[Computer Associates logo]          Press Room

           COMPUTER ASSOCIATES POINTS TO INDEPENDENT INDUSTRY ANALYST
                           CRITICISMS OF WYLY RESEARCH

ISLANDIA, N.Y., July 2, 2001 - Computer Associates
International, Inc. (CA) today announced that a broad set of computer industry analysts have criticized Sam Wyly's attack on Computer Associates. CA's announcement comes on the heels of a Gartner FirstTake research report entitled "Uphill Battle for CA Proxy Fight," which can be found at WWW.GARTNER.COM.

In particular, the industry analyst community has continued to acknowledge CA's favorable relationship with customers despite Wyly's claims to the contrary.

      o InfoSpin, Sandy Sampson, principal analyst: "CA has reinvented itself in terms of customer service, pricing flexibility and product innovation. Discussions with customers reflect this. Customers I've spoken with are satisfied and optimistic about the company and its products moving forward. Recently I spoke with a customer who chose CA over a primary competitor because he perceived that CA's pricing model is superior and allows a higher return on investment. The client said he is especially pleased with the responsiveness of CA's product development group, CA's product direction and the company's ongoing technology investment. I think CA is the victim of dubious press in terms of poorly documented sources, a questionable survey and the opinion of less than disinterested parties."

      o Bloor Research, Steve Barrie, chief analyst: "In the UK, we have found CA to be more open about its activities and happy to discuss the IT issues facing its customers. Too often, it is too easy to look at Computer Associates and see a dark side to the way that it operates. Those that take the time to develop a working relationship with the company will find that it is as responsive as any of the big solutions businesses."

      o Robert Frances Group, Cal Braunstein, chairman, CEO and executive director of research: "CA's new pricing strategies and business model are just now beginning to deliver benefits to the marketplace. In fact, we've helped several of our clients get better terms and conditions from CA under the company's latest strategic efforts. In addition, many of our clients tell us they are enjoying improved relationships with CA, an indication that the company's client care is improving. These circumstances argue strongly against any changes that could disrupt or derail the evolution underway within and around CA."

According to CA President and CEO, Sanjay Kumar, "These analyst groups provide research that is
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independent and balanced. They have all pointed out that, while we did have issues on pricing and support, we have made important strides in addressing customer concerns with our new, more flexible business model. We believe that this model is working well and we know it is being well received by customers and investors who have taken the time to understand it. Indeed, our share price is up more than 65% since the beginning of the year, in part based on the promise of this new model."

Mr. Kumar continued: "It is clear that Mr. Wyly is using deeply flawed research in his self-serving attempt to mislead investors and take control of this company. Mr. Wyly's attack is insulting to our hard working employees and to the intelligence of our thousands of customers."

"We haven't grown to be the world's third largest independent software firm by ignoring our customers. We recognize that customer satisfaction is paramount to our success and we are dedicated to continuing to earn customer loyalty and trust."

IMPORTANT INFORMATION

Computer Associates plans to file a proxy statement with the Securities and Exchange Commission relating to Computer Associates' solicitation of proxies from the stockholders of Computer Associates with respect to the Computer Associates 2001 annual meeting of stockholders. COMPUTER ASSOCIATES ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Computer Associates' proxy statement and other relevant documents will be available for free at WWW.SEC.GOV. You may also obtain a free copy of Computer Associates' proxy statement, when it becomes available, by writing to Computer Associates at One Computer Associates Plaza, Islandia, New York 11749, by contacting MacKenzie Partners, Inc., toll free at 1-800-322-2885, or D.F. King & Co., Inc., toll free at 1-800-431-9642, or at
www.ca.com. Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Computer Associates' shareholders is available in the soliciting materials on
Schedule 14A filed by Computer Associates with the SEC.

ABOUT COMPUTER ASSOCIATES

Computer Associates International, Inc. (NYSE: CA) delivers the software that manages eBusiness. CA's world-class solutions address all aspects of eBusiness process management, information management, and infrastructure management in six focus areas: enterprise management, security, storage, eBusiness transformation and integration, portal and knowledge management, and predictive analysis and visualization. Founded in 1976, CA serves organizations in more than 100 countries, including 99 percent of the Fortune 500 companies. For more information, visit HTTP://CA.COM.

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(C)2001 Computer Associates International, Inc. One Computer Associates Plaza,
Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.